Exhibit 99.1

DCI USA announces an agreement to be the lead investor in a clean energy wind turbine windmill farm in Israel.

New York, NY September 19, 2006, DCI USA, Inc. (DCIU.OB) announced today that it has entered into an agreement with the largest Israeli developers of wind turbine farms to be the Lead Strategic Investor in the takeover of an existing wind turbine farm in Israel. DCI's investment would be made through a newly-created Israel subsidiary which would immediately upgrade the turbines. Through various subsidiaries, DCI also plans to establish new sites in Israel, Jordan, Turkey, and Australia. DCI intends to fund its new Israel subsidiary with $3,000,000, of which approximately $500,000 would be cash equity from DCI and the balance would come from other third-party financing directly to the subsidiary. DCI intends to call its new Israel subsidiary Gunther, LTD, which would invest with the developers, Dr. Abraham Melamed and Dr. Zahal Harel, in the upgrade of the existing Tel Assaniya wind turbine farm site.

The Tel Assaniya farm currently produces 6 MW and has net revenues of approximately $1 million.

DCI believes that this site can potentially be upgraded with 7 turbines with a capacity of at least 2.3MW each, to be installed once the building permit is obtained (a building permit is required because the proposed new towers would be substantially taller than the existing ones). It is estimated that the permitting, ordering and installation will take between 12 - 18 months. This upgrade will increase the wind farm's revenues to an expected $4 million.

In the event there are any undue delays in obtaining the necessary permits for the major upgrade, a near-term alternative for this site is the replacement of the 10 existing smaller, older wind turbine generators with 10 new 750 KW turbines which will not require any building permits. DCI believes that this near-term upgrade will increase the net revenues of this site to $2 to $3 million.

The Israeli government is by law required to purchase at a stated price all of the energy output of Tel Assaniya and other clean energy approved sites.

Future Plans:
In addition, negotiations are under way for new developments in Israel, Jordan, Turkey, and Australia that could put DCI USA into the position as a leading player in the growing field of clean wind energy.

About us: DCI USA Inc.
(DCIU.OB), located in Great Neck, New York, is a publicly traded bulletin board company specializing in clean alternative energy. DCIU will continue to invest in, operate, and manage companies in which it has taken either an equity or debt interest in the growing clean energy market. Many early movers in this market are small developers who have difficulty finding capital in a market fixated on big players. DCI typically invests between $1 million and $5 million to fund acquisitions. The company provides ongoing support for its investments by providing networking and strategic decision-making. For its investments, DCI utilizes senior debt, mezzanine debt, and equity.

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Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current expectations of the management of DCI USA only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings; economic downturns affecting the operations of the Company, adequate financing to achieve the new strategic plans, and the unavailability of general financing to complete management's overall plans and objectives. DCI USA undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risk and uncertainties affecting DCI USA, reference is made to DCI USA's reports filed from time to time with the Securities and Exchange Commission. This press release is available at www.dci-mb.com.

SOURCE: DCI USA, Inc.

CONTACT: DCI USA, Inc.
         Jonathan Ilan Ofir, CEO @ 212.994.9594
         Or e-mail: jiofir@dci-mb.com